UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2011

ALION SCIENCE AND TECHNOLOGY CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	333-89756	54-2061691
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard Suite 1300 McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 918-4480

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2011 Alion Science and Technology Corporation (“Alion”, the “Company”) entered into Amendment No. 3 (the “Amendment Agreement”) by and among the Company, the subsidiary guarantors of the Company party thereto (the “Subsidiary Guarantors”), the lenders party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and as issuing bank (in such capacity, the “Issuing Bank”), in connection with that certain Credit Agreement dated as of March 22, 2010, by and among the Company, the Subsidiary Guarantors, the Lenders and the Administrative Agent, as subsequently amended and restated on March 11, 2011 (the “Credit Agreement”).

Pursuant to the Amendment Agreement, the parties agreed to: (i) change the definition of Consolidated EBITDA to include as a component of that definition, salary deferrals made by Alion employees to the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, subject to a specified cap; and (ii) increase the thresholds in the Minimum Consolidated EBITDA covenant by $500,000 for each period the covenant is measured.

A copy of the Amendment Agreement is attached to this Current Report on Form 8-K as Exhibit 10.35, and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Amendment Agreement, and the transactions contemplated thereby, is not intended to be complete, and it is qualified in its entirety by the complete text of the Amendment Agreement incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.35: Agreement and Amendment No. 3 dated as of August 2, 2011, by and among the Company, the lenders party thereto (the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”), Alion – CATI Corporation, Alion – METI Corporation, Alion – JJMA Corporation, Alion – BMH Corporation, Washington Consulting, Inc., Alion – MA&D Corporation, Alion – IPS Corporation, Alion Canada (US) Corporation, and Washington Consulting Government Services, Inc., related to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2011

ALION SCIENCE AND TECHNOLOGY
CORPORATION

By: /s/ Michael J. Alber
Name: Michael J. Alber
Title: Senior VP and CFO